UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 30, 2005

Date of Report

(Date of earliest event reported)

GE LIFE AND ANNUITY ASSURANCE COMPANY

(Exact name of registrant as specified in charter)

Virginia	333-69620	54-0283385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6610 West Broad Street, Richmond, VA	23230
(Address of principal executive offices)	(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

Reinsurance Agreement

GE Life and Annuity Assurance Company (the “Company”) and First Colony Life Insurance Company (“First Colony”) entered into a Reinsurance Agreement, on December 1, 2005 (the “Reinsurance Agreement”).

The Company is an indirect wholly-owned subsidiary of Genworth Financial, Inc. (“Genworth”). First Colony is an indirect wholly-owned subsidiary of Genworth.

The Company is the sponsor of a funding agreement backed medium-term notes program which has been filed with the SEC (333-128718), pursuant to which notes may be offered under a prospectus supplement for secured medium term notes (the “Institutional Notes Program”). To support the issuance of notes under the Institutional Notes Program the Company will issue one or more funding agreements. The Reinsurance Agreement will be effective as of the date the first funding agreement is issued by the Company with respect to the Institutional Notes Program.

The Reinsurance Agreement provides for the Company to cede to First Colony on an indemnity coinsurance, funds withheld basis ninety percent (the “quota share”) of its liabilities under the funding agreements issued in connection with the Institutional Notes Program. The aggregate amount of liabilities that the Company may cede under the Reinsurance Agreement shall not exceed $2,000,000,000 (the “Maximum Program Amount”); provided, that First Colony may increase the Maximum Program Amount to $3,000,000,000 by providing thirty days prior written notice to the Company.

The reinsurance premium which is payable to First Colony will be the quota share of the deposits received by the Company from the funding agreements. First Colony is obligated to pay the Company an expense allowance to cover the quota share of the Institutional Notes Program costs along with the quota share of the payments made by the Company under the funding agreements. First Colony will not pay a ceding commission to the Company. The Company will withhold amounts due to First Colony as security for the performance of First Colony’s obligations under the Reinsurance Agreement. The Company will be required to invest the withheld amounts pursuant to investment guidelines agreed to with First Colony and to pay the net investment income on such amounts to First Colony. Amounts due under the Reinsurance Agreement will be settled no less frequently then quarterly.

The Reinsurance Agreement will remain in force as long as any of the reinsured funding agreements remain outstanding. The Reinsurance Agreement will terminate with respect to new funding agreements once the Maximum Program Amount has been reached. In addition, the Company may, at its option upon ninety days prior notice to First Colony, cease reinsuring new funding agreements under the Reinsurance Agreement.

Item 8.01. Other Events.

On November 30, 2005 the Board of Directors of GE Life and Annuity Assurance Company (the “Company”) declared dividends on both its preferred stock and common stock in an aggregate amount of up to $450,000,000 payable in cash and securities to holders of record of the Company preferred and common stock as of November 30, 2005.

The amount of the dividend payable on the preferred stock (the “Preferred Stock Dividend”) shall be $9,600,000 and will be payable in cash on, or as soon as practicable after, December 8, 2005.

The amount of the dividend payable on the common stock (the “Common Stock Dividend”) shall be in an amount up to $440,400,000 and will be payable in cash and securities on or about December 8, 2005. The Company’s President, Chief Financial Officer, Treasurer or any Assistant Treasurer will determine the securities to be included in the Common Stock Dividend and the actual amount of the Common Stock Dividend to be paid.

These dividend payments are subject to the prior approval of the Virginia State Corporation Commission, Bureau of Insurance.

Item 9.01 Financial Statements and Exhibits

Number	Description
10.1	Reinsurance Agreement by and between GE Life and Annuity Assurance Company and First Colony Life Insurance Company dated December 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GE LIFE AND ANNUITY ASSURANCE COMPANY

	By:	/s/ J. Kevin Helmintoller
Date: December 2, 2005		J. Kevin Helmintoller
Senior Vice President – Chief Financial Officer

EXHIBIT INDEX

10.1	Reinsurance Agreement by and between GE Life and Annuity Assurance Company and First Colony Life Insurance Company dated December 1, 2005.